STERLING BANCORP PRESS RELEASE



Contact persons:

John W. Tietjen
Chief Financial Officer
Sterling Bancorp
Tel.: (212) 826-8655
Fax: (212) 421-0438

Guy N. Robinson
J. Desmond Towey
Towey & Associates
Tel.: (212) 888-7600
Fax: (212) 888-7686


STERLING BANCORP DECLARES QUARTERLY DIVIDEND

NEW YORK CITY -- MAY 21, 1998 -- STERLING BANCORP (NYSE: STL), parent company of Sterling National Bank, today declared a quarterly dividend of $0.10 per Common Share, payable June 30, 1998, to shareholders of record on June 15, 1998. This dividend is the 210th consecutive quarterly cash dividend paid by the Company and its predecessors since it became a public corporation in 1946.

The Board of Directors also approved a revised Shareholder Protection Rights Plan for the Company, which essentially extends and updates the Company's existing Plan which was adopted in 1989. Like the existing Plan, rights issued under the revised Plan would become exercisable if a person or a group acquired 20 percent or more of the Company's voting stock. In connection with the adoption of the revised Plan, the Board approved the redemption of the rights outstanding under the existing Plan.

STERLING BANCORP (NYSE:STL) is a banking and financial service company with assets approaching $1 billion. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a full range of products and services, including commercial and consumer lending, asset-based financing, accounts receivable management, international trade financing, commercial and residential mortgage lending, equipment leasing, trust and estate administration and investment management services. Sterling has operations in the metropolitan New York area and Virginia and conducts business throughout the U.S.